Exhibit 99.2

Contacts:

Kathleen Rinehart	Jean Suzuki
Corporate Communications	Investor Relations
(650) 454-2543	(650) 454-2648
ami.knoefler@pdl.com	jean.suzuki@pdl.com

PDL BIOPHARMA ENDS SALE PROCESS FOR COMPANY AND RESTRUCTURES TO FOCUS ON ANTIBODY DISCOVERY AND DEVELOPMENT

-Company plans distribution from asset transactions to stockholders and continues evaluation of royalty-related distribution-

-Conference Call to be held tomorrow at 5:30AM PT-

REDWOOD CITY, Calif.,  March 4, 2008 — PDL BioPharma, Inc. (Nasdaq: PDLI) announced today that following an extended strategic review and solicitation of interest in the company and its assets, its board of directors has decided it will no longer actively pursue the sale of the company or of its biotechnology discovery and development assets.  The company will remain independent and focus on the discovery and development of innovative new antibodies for cancer and immunologic diseases.  In pursuing this path, PDL will:

•                  substantially reduce its expenses and implement a significant workforce reduction;

•                  distribute to stockholders at least $500 million of the initial proceeds from its previously announced commercial, cardiovascular and manufacturing asset sales transactions, pending the close of these transactions, in a form and at a time to be determined;

•                  continue to actively evaluate several structures to distribute to its stockholders 50 percent or more of the value of its future antibody humanization royalties from currently marketed licensed products, net of any applicable corporate-level taxes; and

•                  re-start a process led by the board to search for a new chief executive officer; Dr. L. Patrick Gage will continue to serve as interim chief executive officer during the search process.

“During our thorough strategic review process, we entered into agreements for the sale of our manufacturing, commercial and cardiovascular assets for a total of over $525 million in cash, up to $85 million in potential future milestone payments, as well as potential future royalties,” said Karen A. Dawes, chair of PDL’s board of directors. “Although we garnered interest regarding certain of our pipeline programs, we did not receive a firm offer for the company as a whole or for our biotech R&D assets.  We believe that the completion of and planned distribution of proceeds from our strategic transactions, our expense reduction efforts, and our renewed focus on antibody discovery and development not only will maximize stockholder value, but also will enhance the opportunity for attractive partnering transactions in the future.”

Committed to Pursuit of Royalty-Related Distribution

The company is actively evaluating several alternative structures that would result in the distribution to its stockholders of 50 percent or more of the value of future antibody humanization royalties that would be received from currently marketed products.  PDL is carefully evaluating numerous factors, including tax implications, structural considerations, and market conditions, in order to select the alternative that would maximize the value of the humanization royalties for its stockholders.  The structures being evaluated include, among others, a sale of the right to receive future royalties, a securitization of future royalties or a distribution to stockholders of securities related to the royalty stream.

Focus on Antibody Discovery and Development

Moving forward, PDL will focus on advancing its current product portfolio and discovering and developing additional innovative antibodies for cancer and immunologic diseases.

“As a substantially more streamlined biotechnology organization, PDL will work to efficiently maximize the value of its core technical strengths and 21 years of antibody expertise, while successfully advancing its current portfolio and partnering, when appropriate, to maximize value, offset the costs and mitigate the risks of mid- to late-stage development,” said L. Patrick Gage, Ph.D., interim chief executive officer of PDL.  “In addition to PDL’s technical competencies, our talented employees, who have continued to move our company forward during the strategic review, are a fundamental strength of our company, and I thank them for their ongoing dedication and hard work.”

PDL’s current pipeline consists of three novel antibody products in the clinic and its 2008 IND candidate: daclizumab for the treatment of multiple sclerosis (MS) and asthma, for which the company has presented positive data from placebo-controlled phase 2 clinical trials in each indication; volociximab (M200), currently in phase 1/2 studies targeted at various solid tumors; the HuLuc63 antibody under phase 1 investigation in multiple myeloma; and PDL192, another antibody with potential in solid tumors for which the company plans to file an IND in the second quarter of this year. PDL is co-developing daclizumab in MS, and M200 in all indications, with Biogen Idec.   In addition to advancing these product candidates, PDL intends to move a new antibody into the clinic each year.  The company also maintains its strong process development and preclinical support capabilities.

Workforce Reduction Implemented; Operating Expenses Reduced

PDL’s new operating plan includes a reduction of its workforce across all functions by approximately 260 positions, starting immediately and continuing over the next 12 months.  This reduction is in addition to previously planned reductions of approximately 320 positions resulting from the recently announced sales of the company’s manufacturing plant and commercial and cardiovascular products.  Subsequent to the transition period, PDL expects that its workforce will consist of approximately 300 employees.

PDL anticipates a transition period of approximately 12 months before planned expense reductions and transition services related to the manufacturing, commercial and cardiovascular asset sale transactions are fully implemented or completed.  At the end of this period, PDL expects its annualized operating expenses to be approximately $150 million, excluding depreciation, amortization, stock compensation expense and any restructuring charges.  The company may further reduce these projected annualized operating expenses through potential additional expense reductions and partnering transactions.  PDL’s non-GAAP operating expenses for 2007, on the same basis with these projected annualized operating expenses, were $340.2 million. In connection with the company’s restructuring and workforce reduction, PDL expects to incur significant transition-related expenses over the 12-month period, a portion of which would be recorded as restructuring charges.  PDL will provide a further financial outlook in conjunction with its first quarter 2008 financial results.

Conference Call on Wednesday, March 5

Members of PDL’s board and management team will hold a conference call on Wednesday, March 5 at 5:30AM PT/8:30AM ET to discuss today’s announcement.  A webcast of the conference call will be available through the PDL website: http://www.pdl.com.

Non-GAAP Financial Information

This press release includes PDL’s operating expenses for 2007, which is a non-GAAP financial measure, and PDL’s forward-looking non-GAAP estimate of annualized operating expenses at the end of the transition period following the company’s restructuring.  This non-GAAP financial measure and forward-looking estimate exclude depreciation of property and equipment, stock-based compensation expense, amortization of intangible assets, asset impairment charges and restructuring charges that would otherwise be included if measured in accordance with generally accepted accounting principles (GAAP).  PDL believes that the 2007 non-GAAP financial measure and forward-looking non-GAAP estimate of annualized operating expenses presented in this press release are useful for investors because this measure and estimate provide additional information regarding and enhance an investor’s overall understanding of PDL’s future potential cost structure after the completion of the asset sales transactions and restructuring compared to the company’s historical cost structure.  The non-GAAP financial measure and estimate should be considered as a supplement to, not as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP. The non-GAAP operating expenses for 2007 of $340.2 million are comprised of research and development, selling and marketing and general and administrative expenses from both continuing and discontinued operations, excluding depreciation of $32.2 million, amortization of intangibles of $1.6 million, and stock-based compensation of $32.3 million, which excluded amounts are allocated between continuing and discontinued operations in the Company’s financial statements for the fiscal year ended December 31, 2007.   The amounts or estimated amounts of depreciation of property and equipment, stock-based compensation expense, amortization of intangible assets, asset impairment charges and restructuring charges excluded from the forward-looking non-GAAP estimate of annualized operating expenses are not reasonably quantifiable at this time because they depend upon future events.

Forward-looking Statements

This press release contains forward-looking statements, including regarding PDL’s:

•                  intent to implement a structure to distribute to stockholders 50 percent or more of the value of its antibody humanization patent royalty stream received from currently marketed licensed products net of any applicable corporate-level taxes;

•                  intent distribute at least $500 million to stockholders in a yet to be determined form;

•                  expectations regarding the pending close of recently announced commercial, cardiovascular and manufacturing transactions;

•                  research and development plans and objectives;

•                  expectations regarding restructuring charges and related expenses;

•                  operating expense expectations; and

•                  the effect of potential partnering transactions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements.  Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•                  the form and size of any royalty-related distribution is uncertain and the conclusion of any transaction or structure leading to such a distribution would be subject to numerous conditions including potential negotiation with third parties, market conditions and determination of the final form, which could include, among others, a sale of the right to future royalties, a securitization of future royalties, or a distribution to stockholders of securities related to the royalty stream.  PDL may not be able to implement a structure relating to its antibody humanization patent royalty stream on terms acceptable to it, or at all;

•                  the consummation of any transaction or structure relating to the royalty stream, even if on acceptable terms, could be adversely impacted or prevented by failure to satisfy closing conditions or regulatory delays;

•                  the consummation of pending asset sale transactions could be adversely impacted or prevented by failure to satisfy closing conditions, regulatory delays, or, with respect to PDL’s pending sale of its cardiovascular related products, the buyer’s inability to obtain adequate financing notwithstanding the commitments it has received from potential debt sources and equity investors;

•                  the ability to meet research and development plans and objectives could be adversely impacted by failures in pre-clinical studies, ability to effectively protect intellectual property, delays in clinical timelines of PDL’s development products, PDL’s ability to timely contract with clinical sites, enrollment rates in clinical trials, availability of clinical materials, or changes in the market due to alternative treatments or other actions by competitors; and

•                  the ability to realize PDL’s expected annualized operating expense level could be impacted by changes in PDL’s development plans, unexpected litigation or other disputes and the occurrence of other unexpected events that could affect anticipated expenses.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at http://www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering and developing innovative therapies for severe or life-threatening illnesses. For more information, please visit www.pdl.com.